UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0‑11.

The following email was sent to broker-dealers that represents the stockholders of Pacific Oak Strategic Opportunity REIT, Inc. (“REIT” or “Pacific Oak Strategic Opportunity REIT”) on July 24, 2024.

“As you may be aware, Pacific Oak Strategic Opportunity REIT held its annual stockholder meeting on July 12th. During this meeting the board of directors was reelected and the auditor (Ernst & Young) was ratified as the independent accounting firm for 2024. However, proposals 3a, 3b and 3c, to amend the REIT’s charter did not receive enough votes to pass and the meeting has been adjourned to August 21st to allow additional votes to be cast on the proposed charter amendments.

The board has unanimously recommended a vote “FOR” the three adjourned proposals to amend the charter. The charter amendments remove provisions that are not typically set forth in the charters of listed REITs. The current REIT charter may prevent the REIT from pursuing opportunities deemed to be advantageous or impose obligations that could add to its costs or prevent the REIT from responding quickly to such opportunities. Also, when market conditions improve, the board of directors intends to explore various strategic alternatives ultimately designed to provide more liquidity for stockholders, including but not limited to an eventual public listing. Please see SEC Link for more complete information.

As a representative with clients who have unvoted shares, we encourage you to review these proposals, discuss them with your clients and encourage your clients to vote. Voting can be conducted at www.proxypush.com/sor or by calling 844-908-3304 Monday through Friday between 9:00 am and 6:00 pm Eastern time.

If you would like a list of your unvoted clients or have any questions regarding the proxy, you may call the Pacific Oak Capital Markets Sales Desk at 866-722-6257.

BROKER DEALER USE ONLY”